Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Reed’s, Inc.

(Exact name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

				Estimated
		Proposed		Proposed
		Maximum		Maximum
Title of Each	Amount to be	Offering		Aggregate		Amount of
Class of Securities	Registered	Price		Offering		Registration
to be Registered	(1)	per Share		Price		Fee
Secondary Offering by Selling Shareholders:
Common stock, par value $0.0001 per share	18,594,571	$0.27645	(2)	$5,140,470	(2)	$476.52
Common stock, par value $0.0001 per share, underlying warrants	9,287,289	$0.2877	(3)	$2,671,953	(3)	$247.69
Total				$7,812,423		$724.21

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) In accordance with Rule 457(g) under the Securities Act of 1933, as amended, the aggregate offering price of the shares of common stock is estimated solely for the calculation of the registration fee due for this filing. This estimate was based on the average of the high and low sales prices of the Registrant’s common stock reported by The Nasdaq Capital Market on April 19, 2022, which was $0.27645.

(3) In accordance with Rule 457(g) under the Securities Act of 1933, as amended, the aggregate offering price of the shares of common stock is estimated solely for the calculation of the registration fee due for this filing. This estimate is based on the exercise price of the warrants which is $0.2877.